EXHIBIT 10.8
CONFIDENTIAL
PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT
TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
SUCH PORTIONS ARE DESIGNATED “[***]”.

PROJECT RESEARCH AND PRODUCT DEVELOPMENT AGREEMENT

This Project Research and Product Development Agreement (the “Agreement”) is made and entered into as of September 15, 2010 (the “Effective Date”) by and among Bayer CropScience AG, a German corporation having its principal place of business at Alfred-Nobel-Str. 50, 40789 Monheim, Germany (“Bayer”), and SentiSearch, Inc., a Delaware incorporated company having its principal place of business at 1217 South Flagler Drive, West Palm Beach, FL 33401, U.S.A. (“SentiSearch”).

Bayer and SentiSearch may be referred to herein individually as a “Party” or collectively as the “Parties.”

Background

A.           SentiSearch is engaged in the development and protection of intellectual property in the areas of insect chemosensation and olfaction. SentiSearch owns or controls patents and patent applications relating to nucleic acids and proteins derived from insect odorant receptor genes.  SentiSearch and its Collaborators have also developed and maintain and continue to develop, assays and cell lines relating to the foregoing.  SentiSearch and its Collaborators own know-how and trade secrets relating to all of the foregoing.

B.           Bayer has an extensive library of compounds, and has substantial experience in the research (including target research and assay development), development and commercialization of pest control agents for use in the markets for crop protection, non agricultural pest control and animal health (including companion animal care).

C.           The Parties intend to co-operate in the field of identifying and developing novel molecules affecting insect chemosensation and olfaction for the purpose of finding innovative insect control solutions with broad applicability, including for improved malaria and dengue control in Disease Endemic Countries.

D.           The Foundation for the National Institutes of Health (“FNIH”) is providing funding for projects related to insect chemosensation and olfaction for the control of human diseases transmitted by insect vectors, on the condition that the activities associated with the projects (including the managing of technologies and related patents arising out of the projects) are conducted in a manner that is consistent with Charitable Objectives and the Global Access Plan as defined and set forth below.  FNIH has agreed to make a grant award (the “FNIH Funding”) to Columbia University for the Project as defined in the Project Plan, as defined below.  Bayer will receive FNIH Funding as a grantee of Columbia University.

Now, Therefore, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties agree as follows:

1.	Definitions

As used herein, the following capitalized terms shall have the following meanings (with terms defined in the singular having the same meanings when used in the plural):

1.1           “Affiliate” with respect to any person shall mean any person that directly or indirectly controls or is controlled by or is under common control with such person.  For the purpose of this definition, “control” shall mean the possession, direct or indirect, of more than fifty percent (50%) of the outstanding voting stock of a corporate entity or voting interest in a non-corporate entity.

1.2           “Bayer Compounds” means any compounds Controlled by Bayer out of approximately 1.5 million chemical compounds from Bayer’s compound library as it will exist during the Project Term.

1.3           “Bayer Know-How” means Information Controlled by Bayer or a Bayer Affiliate that is necessary or useful for conducting the Project according to the Project Plan and that is disclosed to SentiSearch under this Agreement.

1.4           “Bayer Patents” means all Patents Controlled by Bayer or a Bayer Affiliate that claim or cover a Collaboration Compound or Product, or the process for manufacturing such Collaboration Compound or Product, or the use of such Collaboration Compound or Product.

1.5           “Charitable Objectives” mean the charitable goals, principles and objectives of FNIH which are (i) to promptly and broadly disseminate new scientific information to the scientific community subject to prior protection of intellectual property and (ii) to ensure that innovations and related rights arising out of the Project are managed in a manner that furthers the objectives of enabling the subsequent accessibility of the developed products and health solutions (with respect to cost, quantity and applicability) by the people most in need within the Disease Endemic Countries as listed in Annex 4 of the world for the control of human diseases transmitted by insect vectors, including those spreading dengue and malaria.

1.6           “Chemical Derivatization Program” means a chemical research program conducted to find compounds having superior properties in terms of in vitro or in vivo activity compared to the original found compound. For clarity, a Chemical Derivatization Program includes, without limitation, the synthesis of derivatives, modifications and analogues whether made through preparative chemistry, the study of structure-activity relationships, combinatorial chemistry or a structure-based design program.

1.7           “Collaboration Compound” means a chemical compound, other than a Prior Compound, that:

(i)           is a Bayer Compound that agonizes, antagonizes, enhances or inhibits the function of the Target, wherein such activity was discovered by or on behalf of Bayer or a Bayer Affiliate by screening the compound in the Screening Assay and meets the criteria as defined in the first sentence of Section 2.5;

or

(ii)            is a compound synthesized in a Chemical Derivatization Program based on a compound of Section 1.7(i), which compound agonizes, antagonizes, enhances or inhibits the function of the Target and meets the criteria as defined in the first sentence of Section 2.5;

or

(iii)            is a derivative of a Prior Compound, which derivative is synthesized in a Chemical Derivatization Program and which derivative agonizes, antagonizes, enhances or inhibits the function of the Target wherein such activity was discovered by or on behalf of Bayer or a Bayer Affiliate by screening the compound in the Screening Assay and that meets the criteria as defined in the first sentence of Section 2.5.

1.8            “Collaborators” means institutional recipients of the FNIH Funding, namely Columbia University and The Rockefeller University, represented by Prof. Richard Axel and Prof. Leslie B. Vosshall, respectively.

1.9           “Confidential Information” means with respect to a Party, Information, including but not limited to Bayer Know-How and SentiSearch Know-How, that is owned or Controlled by such Party that is disclosed by such Party to the  other Party hereto pursuant to this Agreement, and that is identified by the disclosing Party in writing, or is acknowledged by the receiving Party in writing, to be confidential to the disclosing Party or to a Third Party at the time of disclosure to the receiving Party if disclosed in tangible form, or within thirty (30) days after disclosure if disclosed orally.

1.10           “Control” means, with respect to any compound, material, Information or intellectual property right (including without limitation those relating to the Screening Assay, the Target, a Collaboration Compound or a Product), possession by a Party of the ability to grant access, a license, or a sublicense to such compound, material, Information or intellectual property right as provided for herein, without violating the terms of any agreement or other arrangements with any Third Party (with respect to Bayer, including any Bayer Affiliate) existing at the time such Party would be first required hereunder to grant the other Party such access.

1.11           “Development” means conducting in vitro and/or in vivo investigations and trials on a Collaboration Compound for use in the Field of Use, starting with Bayer’s decision to enter into Phase 3 as to such Collaboration Compound.

1.12           “Field of Use” means any use of a Collaboration Compound against invertebrate animals other than the prevention, diagnosis or treatment of human health conditions.

1.13           “Force Majeure Event” means, as to a Party, an event or condition having a material adverse effect upon such Party due to circumstances beyond such Party’s reasonable control and that by the exercise of commercially reasonable due diligence it is unable to prevent. Circumstances beyond the reasonable control of a Party include, but are not limited to, fire, strikes, insurrections, riots, embargoes, shortages, war-time rationing or preferences, delays in transportation, inability to obtain supplies of raw materials or requirements or regulations of any government or any other civil or military authority in the relevant jurisdiction.

1.14           “Full Time Employee” or “FTE” means the equivalent of one qualified employee of Bayer, working full time for one work year.

1.15           “Global Access Plan” means the global access plan for the Project, as related to the fulfillment of the Charitable Objectives, as detailed in Annex 3.

1.16           “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data, including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.  Information does not include Rockefeller Intellectual Property.

1.17           “Net Sales” means the total amount invoiced or otherwise charged by Bayer or Bayer Affiliates or sublicensees, as applicable, on account of the sale of a Product to a Third Party customer, less [***] deduction representing a fixed rate for the following items: (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such Third Party for spoiled, damaged, out-dated and returned Product; (b) actual freight and insurance costs incurred in transporting such Product; (c) sales, value-added and other direct taxes incurred; and (d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product.

1.18           “Patent” means (a) all patent applications heretofore or hereafter filed or having legal force in any country, (b) all unexpired patents that have issued or in the future issue therefrom and (c) all divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, extensions (including supplemental protection certificates), additions, registrations or confirmations to or of any such patent applications and patents.

1.19           “Phase 3” means the stage of research and development of a Collaboration Compound for use in the Field of Use where Bayer selects the Collaboration Compound for formal development work to generate the data needed for registration, such as long term toxicological, environmental and ecobiological data, metabolism studies, and residue studies.  For the avoidance of doubt, Phase 3 shall follow “Phase 2”, which means a phase, of between one and two years’ duration, during which midterm toxicological studies and some field testing are performed.

1.20           “Prior Compound” means any compound owned or Controlled by Bayer or a Bayer Affiliate that (i) Bayer and/or a Bayer Affiliate was marketing or developing in the Field of Use prior to the Effective Date or (ii) has been shown to have potential utility in pest control as an insecticide, arachnicide and/or nematicide or as a behaviour modifying compound for the use against  invertebrate pest species without knowing the target for such compound prior to the Effective Date or (iii) is covered by a Patent claiming such compound for use outside the Field of Use, where such Patent claims a priority date prior to the date of identification of such compound in the Screening Assay, all of which are set forth on Schedule 1.

1.21           “Product” means a product that contains a Collaboration Compound.

1.22           “Project” has the meaning ascribed to such term in the Project Plan.

1.23           “Project Management Team” means the team of individuals as defined in the Project Plan.

1.24           “Project Plan” means the detailed project specification as set forth in Annex 1.

1.25           “Project Term” means the period commencing on the Effective Date and ending at the time specified in Annex 1 unless earlier terminated pursuant to Section 11.4.

1.26           “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Product in a regulatory jurisdiction.

1.27           “Rockefeller Intellectual Property” means all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, to the extent such items are conceived, discovered, developed or reduced to practice prior to the Effective Date and during the Project Term by inventors owing a duty to assign to The Rockefeller University.  Rockefeller Intellectual Property excludes the Screening Assay, including cells used therein and Information necessary or useful for performing the Screening Assay and data obtained by Bayer using the Screening Assay in the course of the Project as well as Information necessary or useful for performing the Biological Validation as set forth in Section 2.5 and data obtained by the Collaborators while performing the Biological Validation in the course of the Project.

1.28           “Screening Assay” means, with respect to the Target, a functional, high throughput suitable in vitro screening assay developed by SentiSearch’s Collaborators that can measure whether a particular molecule or compound affects (e.g., inhibits or antagonizes or, if appropriate, agonizes or enhances) the function of the Target.  The Screening Assay shall fulfill the criteria as set out in Annex 2.

1.29           “SentiSearch Know-How” means Information Controlled by SentiSearch or its Collaborators that is necessary or useful for performing the Screening Assay or otherwise for discovering a Collaboration Compound and is disclosed to Bayer under this Agreement.  For the avoidance of doubt, SentiSearch Know-How includes the Screening Assay, including cells used therein and Information necessary or useful for performing the Screening Assay and improvements made by Bayer relating to the Screening Assay in the course of the Project as well as Information necessary or useful for performing the Biological Validations as set forth in Section 2.5 and, for Charitable Objectives only, data obtained by the Collaborators while performing the Biological Validation in the course of the Project.

1.30           “SentiSearch Licenses” means any licenses that SentiSearch has obtained from Third Parties, such as Columbia University, and that would be required to conduct the Project.

1.31           “SentiSearch Patents” means all Patents Controlled by SentiSearch that claim or cover the use, the components, the method for conducting or the manufacture of the Screening Assay, or the method for identifying a Collaboration Compound.

1.32           “Target” means a functional insect olfactory receptor specifically containing the common insect receptor subunit Or 83b identified in the course of the research by SentiSearch or SentiSearch’s Collaborators and Controlled by SentiSearch Licenses or SentiSearch Patents or otherwise Controlled by SentiSearch.

1.33           “Third Party” means any entity or individual other than the Parties and other than a Bayer Affiliate.

2.	The Pilot Project / Proof-of-Concept

2.1           Performance of the Project.

(a)           The Parties each agree to organize and perform the Project in accordance with the terms of this Agreement (including the Project Plan), the Global Access Plan, the Charitable Objectives, and all other applicable terms of reference and documents referred to herein.

(b)           The Parties shall take all reasonably necessary measures to perform and fulfill, promptly and in due time, all their obligations in respect of the Project (including the performance of activities and delivery of deliverables) so that the Project is carried out in accordance with Section 2.1(a). In doing so and without prejudice to the generality of the foregoing, each Party shall in undertaking their respective obligations under the Project:

(i)           act, and procure that its personnel act, with reasonable skill, care and diligence and in a professional manner and in accordance with good industry practice;

(ii)           employ, engage and use suitably skilled and appropriately experienced, trained and qualified personnel;

(iii)           provide and contribute all time, resources (including human, material and intellectual resources), equipment and facilities which may be reasonably necessary for that purpose;

(iv)           use its reasonable efforts to ensure that the anticipated results of the Project are obtained and the purpose of the Project is satisfied within the agreed timescales;

(v)           notify each other promptly and without unreasonable delay in the performance of the Project of any relevant factors or events that may materially impact or affect the Project or its progress;

(vi)           ensure the accuracy of any deliverables, information, reports and/or materials it supplies pursuant to this Agreement;

(vii)           act at all times reasonably, in good faith, in accordance with good business ethics and in a manner that reflects and does not harm or damage, whether by way of any act, omission or statement, the good name, goodwill and reputation of the Parties;

(viii)           comply with all applicable laws and regulations in connection with all its activities in respect of the Project; and

(ix)    keep each other reasonably well informed of its activities and progress in respect of the Project and all material information related thereto from time to time and promptly and without unreasonable delay following any request.

(c)           Whilst the Parties will use all reasonable endeavours to perform the Project according to the Project Plan, neither Party guarantees that the work carried out will lead to any particular result nor is the success of such work guaranteed.

(d)           Bayer shall provide the Collaborators with samples in reasonable quantities, and the chemical formula and structure, of the Collaboration Compounds for non-commercial research purposes only.

2.2           Delivery of Screening Assay.  SentiSearch will deliver, or shall cause its Collaborators to deliver, to Bayer the format for the Screening Assay(s) and will provide to Bayer reasonable amounts as set out in the Project Plan and Annex 2 of any proprietary cell lines and reagents, excluding Rockefeller Intellectual Property, Controlled by SentiSearch or SentiSearch’s Collaborators for Bayer’s use to conduct screening of Bayer Compounds in the Screening Assay(s) as well as SentiSearch Know-How required for performing the Screening Assay(s).

2.3           Screening by Bayer.  Bayer will screen Bayer Compounds at Bayer’s sole discretion in the Screening Assay for the purpose of identifying Collaboration Compounds active in the Screening Assay. For each Collaboration Compound identified in such initial screening, Bayer will then conduct such further work as set forth in Sections 2.4, 2.5 and 2.6 as it considers advisable in order to identify additional Collaboration Compounds that may have higher activity, a wider spectrum of pest control, or superior quality, e. g. selectivity relative to beneficials or stability.

2.4           Biochemical Validation.  Bayer will screen, or have Bayer’s contractors screen, Collaboration Compounds in orthogonal assays as set out in the Project Plan in order to find compounds specific and directed to the common insect receptor subunit Or 83b.

2.5           Criteria; Biological Validation.  Collaboration Compounds shall meet the following criteria: they shall control either insect vectors of human diseases or selected economically important pest insects, through demonstrable disruption of behaviour, resulting in an inability either to locate hosts, to locate mates or to find sites suitable for egg-laying.  Biological Validation shall consist of gathering evidence of such criteria by Bayer or SentiSearch or SentiSearch´s Collaborators in a series of tests assessing functioning of the insects’ olfactory sense using electrophysiological methods (including, but not limited to, Electroantennogrammes and Single-Sensillum Recording) and behavioural assays (including, but not limited to, Windtunnel and Olfactometers). Conventional bioassays methods may be employed to assess acute and residual effects on laboratory populations of the target species, i.e. insect vectors of human diseases and selected economically important pest insects, and beneficial arthropod species.

2.6           Chemical Derivatization.  Collaboration Compounds will be re-synthesized by Bayer in order to confirm the activity and structure of those compounds. In a chemical derivatization program, chemical synthesis of derivatives will be performed by Bayer to optimize the structure activity relationship (SAR) and thereby the biochemical/biological activity of the resulting derivatives.

3.	Product Development

3.1           Development of Collaboration Compounds.  Bayer shall have the sole right and responsibility to conduct Development of Collaboration Compounds, either itself or through Bayer Affiliates or Bayer’s contractors on its behalf, with the right to file approval applications for obtaining and maintaining Regulatory Approval of Products as soon as reasonably practicable.  Upon deciding to enter Phase 3, Bayer shall immediately notify SentiSearch in writing of such decision.  Upon entering Phase 3, Bayer shall use its best efforts to carry out the development of the selected Collaboration Compounds as expeditiously as possible.

3.2           Development Expenses.  Bayer shall bear all the costs and expenses incurred by Bayer or Bayer Affiliates or Bayer’s contractors relating to the Development of Collaboration Compounds undertaken under this Agreement and to the procurement of such Regulatory Approval of Products.

3.3           Reports.  Bayer shall maintain records of all Development activities and all results of any trials, studies and other investigations conducted by or on behalf of Bayer under this Agreement. At least twice a year, but, in any event, not less frequently than required to comply with FNIH requirements, Bayer shall provide SentiSearch written reports summarizing the Development status, including, but not limited to, the identification of Collaboration Compounds.  In addition, Bayer shall respond informally and reasonably promptly upon SentiSearch´s reasonable written request from time to time.

4.	Exclusivity; Further Rights to Bayer, SentiSearch and FNIH

4.1           Exclusivity.

(a)           During the term of the Research License provided for in Section 7 of this Agreement, SentiSearch shall not give and warrants that, to the best of its knowledge, other than pursuant to rights reserved for the Collaborators and other non-commercial research entities, its Collaborators has not given, a Third Party access to the Screening Assay within the Field of Use.  Bayer shall not give and warrants that its Affiliates, contractors, and licensees do not give a Third Party access to the Screening Assay, SentiSearch Know-How or Confidential Information.  In the event of any breach or non-fulfillment by either Party of its warranty pursuant to this Section 4.1, the breaching or non-fulfilling Party shall be liable for the other Party’s actual (non-consequential) damages, provided, however, that each party shall be entitled to seek injunctive relief in the event of such breach or threatened breach.

(b)           SentiSearch shall have the right to enforce the SentiSearch Licenses as defined in Section 1.30 herein and being licensed to Bayer pursuant to Section 7 of this Agreement against any Third Party licensor from which SentiSearch has obtained SentiSearch Licenses if such Third Party licensor, including Columbia University and any other SentiSearch Collaborator, has breached the contractual obligations relative to such SentiSearch Licenses or against any Third Party infringer of SentiSearch Licenses.  Any amounts recovered by SentiSearch from such action shall be retained by SentiSearch. If SentiSearch decides not to enforce the applicable Sentisearch Licenses against such Third Party, Bayer shall have the right and will be solely responsible for taking any action or suit to enforce the SentiSearch Licenses against such acts and to conduct such action or suit in accordance with its best judgment and at its own cost and any amounts recovered by Bayer from such suit or action shall be retained by Bayer. Such right shall include the right to enter into settlements involving the SentiSearch Licenses but only insofar (a) as the terms and conditions of such settlement have effect solely inside the Field of Use and (b) SentiSearch has granted its prior written consent which shall not unreasonably be withheld and granted in a timely manner within the timelines applicable for the respective proceedings on the merits or interim proceedings, as the case may be. Upon Bayer´s request, SentiSearch shall provide reasonable assistance to Bayer in connection with such action or suit, including if necessary joining any such action or suit if it appears that Sentisearch is an indispensible party to such action or suit, and SentiSearch further agrees that it shall sign such documents as may be required by applicable law in order to allow Bayer to exercise its right to bring and/or conduct an action or suit pursuant to this Section 4.1. Bayer will reimburse SentiSearch for any reasonable out of pocket expenses, which are documented in writing, incurred by SentiSearch for rendering such assistance. Bayer will keep SentiSearch continuously informed of any actions or suits pursuant to this Section 4.1.

(c)           The license granted to Bayer hereunder shall terminate if Bayer is deemed to have abandoned development and commercialization of all Collaboration Compounds, which shall be evidenced by the earlier of (i) written notice from Bayer to SentiSearch of the abandonment; or (ii) receipt of two (2) consecutive reports showing no diligent activity by Bayer with respect to any Collaboration Compounds during the periods covered by such reports.

4.2           Collaboration Compounds for use in the Field of Use.

(a)           Prior to offering any Third Party the opportunity to acquire a license to develop a Collaboration Compound upon which Bayer has decided not to enter into Phase 3 or to cease Development, Bayer shall provide SentiSearch with the opportunity in writing to consider whether SentiSearch wishes to acquire a license to further develop such Collaboration Compound for use in the Field of Use and to make, have made, import, sell and offer to sell products containing such Collaboration Compound for use in the Field of Use. SentiSearch shall have [***] days following its receipt of such writing in which to inform Bayer in writing that it is interested in acquiring such license.  Thereafter, SentiSearch and Bayer shall have [***] days in which to negotiate and execute a license agreement.  If no such license is executed, SentiSearch shall in any event receive a royalty equal to [***] of (i) any revenues derived from any Third Party license granted by Bayer relating to the Collaboration Compound for use in the Field of Use, less (ii) Bayer’s actual expenses in connection with the subject Collaboration Compound.  This Section 4.2(a) shall expire five (5) years after the end of the Project Term.

(b)           A license as set forth in Section 4.2(a) shall be royalty-bearing in relation to SentiSearch.

(c)           A license as set forth in Section 4.2(a) shall be royalty-free in relation to FNIH for Charitable Objectives in Disease Endemic Countries as listed in Annex 4.

4.3           Collaboration Compounds for use outside the Field of Use.

(a)           Bayer hereby grants SentiSearch an exclusive option to negotiate and execute a license agreement enabling SentiSearch to further develop a Collaboration Compound for use outside the Field of Use and outside the field of agriculture, and to make, have made, import, sell and offer to sell products containing such Collaboration Compound for use outside the Field of Use and outside the field of agriculture.  For the avoidance of doubt, the use of a Collaboration Compound as a repellent for protecting humans against attack of invertebrate animals is considered as a use outside the Field of Use and outside the field of agriculture.  This Section 4.3 shall expire five (5) years after the end of the Project Term.  If no such license is executed, SentiSearch shall in any event receive a royalty equal to [***] of (i) any revenues derived from any Third Party license granted by Bayer relating to the Collaboration Compound for use outside the Field of Use, less (ii) Bayer’s actual expenses in connection with the subject Collaboration Compound.  A license as set forth in this Section 4.3 shall be royalty-free in relation to FNIH for Charitable Objectives in Disease Endemic Countries as listed on Annex 4.

(b)           Bayer grants FNIH a transferable, irrevocable, perpetual, non-exclusive, royalty free license with the right to sublicense, to use, manufacture, make, have made, produce, reproduce, copy, distribute, offer to sell, and sell the Collaboration Compounds outside the Field of Use, solely for Charitable Objectives in the Disease Endemic Countries.  Exercise of the license shall be at FNIH’s sole discretion, upon FNIH’s reasonable determination that Bayer and SentiSearch have taken inadequate steps toward making the Collaboration Compounds available to the Disease Endemic Countries for use outside the Field of Use within a reasonable time at a reasonable cost, provided that prior to the exercise of the license, FNIH shall provide Bayer and SentiSearch with the reasonable opportunity to describe the steps that they are taking to make the Collaboration Compounds available to the Disease Endemic Countries for use outside the Field of Use consistent with the Charitable Objectives.  Bayer and SentiSearch agree and acknowledge that FNIH is an intended third party beneficiary of this Agreement for the purposes of this Section 4.3 (b) and that FNIH is hereby granted certain rights and a license as set forth in this Section 4.3 (b) and has detrimentally relied on such fact.

5.	Payments

5.1           Technology Access Payment.  Bayer shall pay to SentiSearch an amount of US$ 500,000 (five hundred thousand dollars) upon receipt of an invoice after the Effective Date as partial compensation of SentiSearch’s acquisition of SentiSearch Know-How and SentiSearch Patents, provided that it is guaranteed in writing by FNIH before the date of signature of the Agreement that Bayer receives the FNIH funding.

5.2           Further Payments.  Bayer shall pay to SentiSearch the following amounts upon receipt of a respective invoice:

(a)           US$ 250,000 (two hundred fifty thousand dollars) due on January 1st, 2012 provided the term of this Agreement has not expired or this Agreement has not been terminated pursuant to Section 11 at said due date;

(b)           [***]

(c)           [***]

(d)           US$ 15,000 (fifteen thousand dollars) per year until this Agreement expires or is terminated pursuant to Section 11 as compensation for SentiSearch’s expenditures in connection with SentiSearch Patents filed prior to the Effective date.

5.3           Premium Fee Payments.

(a)           Products.  Bayer shall pay to SentiSearch a running premium fee of [***] of the aggregate Net Sales of Products containing any Collaboration Compound, in addition to amounts payable above in case Bayer’s decision to enter into Phase 3 of development of such Collaboration Compound for use in a Product or Combination Product (as defined below) was made within [***] after delivery of the Screening Assay to Bayer.  If Bayer’s decision to enter into Phase 3 of development of a certain Collaboration Compound for use in a Product or Combination Product (as defined below) was made later than [***] after delivery of the Screening Assay to Bayer, Bayer shall pay to SentiSearch a running premium fee of [***] of the aggregate Net Sales of Products containing such Collaboration Compound.  Bayer shall be obligated to pay the foregoing premium payments so long as Bayer’s decision to enter into Phase 3 development of the Collaboration Compound for use in the Product or Combination Product (as defined below) with respect to which such premium payment is being made was made no later than two (2) years after expiry of the relevant SentiSearch Patent conferring patent protection in Germany.  Bayer’s obligations to pay royalties will expire on a country-by-country basis [***] after the first commercial sale of a Product in that country.

(b)           Combination Products.  If a Product contains one or more Collaboration Compounds combined with one or more other active ingredients (a “Combination Product”), then Net Sales of such Combination Product for premium fee purposes under Section 5.3(a) shall be calculated as follows: the Net Sales of the Combination Product shall be calculated in accordance with the definition of Net Sales under Section 1.17, and then such Net Sales shall be adjusted on a country-by-country basis as follows:  [***].

5.4           Reports on Payments.  After the first commercial sale of a Product on which payments are to be made by Bayer hereunder, Bayer shall make yearly written reports to SentiSearch within ninety (90) days after the end of each calendar year, stating in each such report, separately for Bayer and each of its Affiliates and sublicensees, the number, description, and aggregate Net Sales, by country, of each Product sold during the calendar year upon which a payment is to be made under Section 5.3 above. Subject to any reductions permitted pursuant to the express terms of this Agreement, concurrently with the making of such reports, Bayer shall deliver such payment to SentiSearch.

5.5           Payment Method.  All payments due under this Agreement shall be noncreditable and nonrefundable, except as to errors, and as to any amounts disputed in good faith and determined not to have been due or agreed by the relevant Parties not to be due, and shall be made by bank wire transfer in immediately available funds to an account designated by SentiSearch.  All payments hereunder shall be made in United States dollars. Invoices to be made out to Bayer shall contain appropriate account information for transfer of the payments as well as the order number (PO number) which Bayer will submit in writing to SentiSearch immediately after the Effective Date.  Invoices shall be addressed to Bayer CropScience AG, c/o Euroservices Leverkusen, Germany at the address stated on the order.  Bayer will pay invoices received until the 15th day of a month on or before the 16th day of the 2nd month to follow and invoices received between the 16th day and the last day of a month on the 2nd day of the 3rd month to follow the month the invoice was received by Bayer.

5.6           Records; Inspection.

(a)           Bayer and Bayer Affiliates and sublicensees shall keep complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept at the principal place of business of Bayer, as the case may be, for at least three (3) years following the end of the calendar year to which they pertain,

(b)           Such records will be open for inspection during such three (3) year period by a public accounting firm to whom Bayer has no reasonable objection, solely for the purpose of verifying payment statements hereunder. Such inspections may be made not more than once each calendar year, at reasonable times and on reasonable prior written notice. Inspections conducted under this Section 5.6 shall be at the expense of SentiSearch, unless a variation or error producing an increase exceeding five percent (5%) of the amount stated for any period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period and the full amount of any unpaid amounts that are so discovered will be paid promptly by Bayer.

(c)           All information concerning payments and reports, and all information learned by SentiSearch in the course of any audit or inspection shall be subject to the confidentiality provisions set forth in Section 13.2. The public accounting firm employees shall sign customary confidentiality agreement as a condition precedent to their inspection and shall report to SentiSearch only that information which would be contained in a properly prepared payment report by Bayer.

5.7           Withholding Taxes.

(a)           Bayer shall be entitled to deduct and withhold from any amount payable under this Agreement the tax which Bayer is liable under any provisions of tax law. If the withholding tax rate is reduced according to the regulations in the Double Tax Treaty, no deduction shall be made or a reduced amount shall be deducted only if Bayer is timely furnished with necessary documents (Freistellungsbescheid) by SentiSearch issued from the competent foreign tax authority, certifying that the payment is exempt from tax or subject to a reduced tax rate. Any withheld tax shall be treated as having been paid by Bayer to SentiSearch for all purposes of this Agreement. Bayer shall timely forward the tax receipts certifying the payments of withholding tax on behalf of SentiSearch. In case Bayer cannot deduct the withholding tax due to fulfillment of the payment obligation by settlement or set-off, SentiSearch will pay the withholding tax to Bayer separately. If Bayer failed to deduct withholding tax but is still required by tax law to pay withholding tax on account of SentiSearch to the tax authorities, SentiSearch shall assist Bayer with regard to all procedures required in order to obtain reimbursement by tax authorities or, in case tax authorities will not reimburse withholding tax to Bayer, SentiSearch shall immediately refund the tax amount.

(b)           Any assignment of this Agreement by a Party which causes a higher withholding tax rate as it is applicable without the assignment shall be borne by the assigning Party unless the other Parties otherwise agree.

(c)           All payments and fees required to be paid pursuant to this Agreement are considered net of VAT.  VAT applies additionally as legally owed, payable after receipt of a correct invoice, which meets all requirements according to the applicable VAT legal requirements.

5.8           Relationship to Licenses.  The premium fee payments provided for herein are in consideration of the various services, covenants, allocation’s of rights, and grants of licenses set forth in this Agreement.  Such premium fee payments shall be paid regardless of whether SentiSearch then possesses intellectual property which covers the Product which is the subject of the premium fee payment, and similarly, such payments shall expire at the end of the term set forth in Section 5.3(a), even if SentiSearch continues to hold intellectual property which covers such Product.

6.	Inventions and Patents

6.1           Ownership of Research Intellectual Property.

(a)           Subject to rights of FNIH and the Collaborators for non-commercial uses, Bayer shall own the entire right, title and interest in and to any and all inventions, developments, results, know-how and other Information, and all intellectual property (including Patents) relating thereto, arising from work performed by Bayer pursuant to this Agreement after the Effective Date and relating to Collaboration Compounds or Products.

(b)           SentiSearch or its Collaborators shall own the entire right, title and interest in and to any and all inventions, developments, results, know-how, other Information, and all intellectual property (including Patents) relating thereto, arising from work performed by SentiSearch and/or SentiSearch’s Collaborators pursuant to this Agreement after the Effective Date and relating to the Screening Assay, subject, as applicable, to the research license provided for in, or to be provided for pursuant to, Section 7.

6.2           Disclosure of Patentable Inventions.  Each Party shall maintain records in sufficient detail and in good scientific manner to properly reflect work done and results achieved in conducting its activities hereunder.  Each Party shall keep the other Party reasonably informed and shall respond to all reasonable requests of the other Party for information regarding any inventions, invented in connection with this Agreement, in which the other Party may have an interest.  Each Party shall promptly execute all documents and take all such other actions as may be reasonably requested by the other Party with respect to such other Party’s interests and shall make available to the other Party all relevant data and information, as well as samples of materials, to enable the other Party to prosecute and maintain Patents on its inventions invented in connection with this Agreement.  The Party receiving such data and information shall reimburse the disclosing Party for any reasonable out-of-pocket expenses incurred in connection therewith, which costs shall be agreed upon by the Parties in writing in advance.

6.3           Patent Prosecution and Maintenance; Abandonment.

(a)           Bayer Patents.

(i)           Bayer shall retain control over, and shall bear all expenses related to, the filing, prosecution, and maintenance of all Bayer Patents.

(ii)           If Bayer elects to cease prosecution of or not maintain any Bayer Patent that claims a Collaboration Compound or the manufacture or use thereof, Bayer shall notify SentiSearch in writing not less than two (2) months before any relevant deadline. SentiSearch shall have the right to assume control over the prosecution or maintenance of such Bayer Patent at its own expense.  Such Patent must not be asserted against Bayer, Bayer Affiliates and its customers after takeover by SentiSearch.

(b)           SentiSearch Patents.  SentiSearch shall retain control over, shall maintain and shall bear all expenses related to the filing, prosecution and maintenance of all SentiSearch Patents.

7.	Research License

(a)           SentiSearch hereby grants to Bayer, during the Term of this Agreement, an exclusive (subject to rights reserved for the Collaborators and other non-commercial research entities for non-commercial use), royalty-free (sub-)license under the SentiSearch Patents, SentiSearch Licenses and SentiSearch Know-How (other than the cells used in the Screening Assay as to which SentiSearch has arranged for its Collaborators to grant to Bayer a non-exclusive license) to identify and select Collaboration Compounds in the Screening Assay and to conduct the Development of Collaboration Compounds for the Field of Use.

(b)           If Bayer needs access to any additional rights from SentiSearch’s Collaborators (i) that already existed prior to the Effective Date, (ii) that are necessary to enable Bayer to identify and select Collaboration Compounds in the Screening Assay and to conduct the Development of Collaboration Compounds for the Field of Use and (iii) that are not comprised by the license under Section 7(a), SentiSearch shall use its best efforts to obtain or arrange for Bayer to obtain such additional rights from its Collaborators,  at the cost of SentiSearch, such that Bayer obtains an exclusive (for such purpose and subject to rights reserved for the Collaborators and other non-commercial research entities for non-commercial use), royalty-free license under such rights.

(c)           If Bayer needs access to any additional rights from SentiSearch’s Collaborators (i) that have not already existed prior to the Effective Date, (ii) that are necessary to enable Bayer to identify and select Collaboration Compounds in the Screening Assay and to conduct the Development of Collaboration Compounds for the Field of Use and (iii) that are not comprised by the license under Section 7(a), SentiSearch shall use its best efforts to obtain or arrange for Bayer to obtain such additional rights from its Collaborators, at the cost of SentiSearch, such that Bayer obtains an exclusive (for such purpose and subject to rights reserved for the Collaborators and other non-commercial research entities for non-commercial use), royalty-free license under such rights.

(d)           Bayer may sublicense its rights granted in this Article 7 to Bayer Affiliates or Third Party contractors performing activities solely on Bayer’s behalf.

(e)           Bayer hereby grants to Collaborators a non-exclusive perpetual, royalty free, fully paid up license to make, have made, import and use the Collaboration Compounds for research purposes outside the Field of Use, and research purposes outside the field of agriculture.  For the avoidance of doubt, the use of a Collaboration Compound as a repellent for protecting humans against attack of invertebrate animals is considered as a use outside the Field of Use and outside the field of agriculture.

8.	Enforcement of Patent Rights

8.1           Bayer Patents.  Bayer shall have the sole right, but not the obligation, to enforce the Bayer Patents against any infringer. Any amounts recovered by Bayer from an infringer of such Patents shall be retained by Bayer.

8.2           SentiSearch Patents.  SentiSearch shall have the sole right, but not the obligation, to enforce the SentiSearch Patents being licensed pursuant to Section 7 of this Agreement against any infringer. Any amounts recovered by SentiSearch from an infringer of such Patents shall be retained by SentiSearch. If SentiSearch decides not to enforce the SentiSearch Patents against an infringer, Bayer shall have the right and will be solely responsible for taking any action or suit for patent infringement of the SentiSearch Patents against such acts and to conduct such action or suit in accordance with its best judgment and at its own cost and any amounts recovered by Bayer from an infringer of such SentiSearch Patents shall be retained by Bayer. Such right shall include the right to enter into settlements involving the SentiSearch Patents but only in so far (a) as the terms and conditions of such settlement have effect solely inside the Field of Use and (b) SentiSearch has granted its prior written consent which shall not unreasonably be withheld and granted in a timely manner within the timelines applicable for the respective infringement proceedings on the merits or interim proceedings, as the case may be. Upon Bayer´s request, SentiSearch shall provide reasonable assistance to Bayer in connection with such action or suit, including if necessary joining any such action or suit if it appears that SentiSearch is an indispensable party to such action or suit, and SentiSearch shall sign such documents as may be required by applicable law in order to allow Bayer to exercise its right to bring and/or conduct an action or suit pursuant to this Section 8.2. Bayer will reimburse SentiSearch for any reasonable out of pocket expenses, which are documented in writing, incurred by SentiSearch for rendering such assistance. Bayer will keep SentiSearch continuously informed of any actions or suits pursuant to this Section 8.2.

9.	Indemnification

9.1           Collaboration Compounds and Products.  Subject to compliance with Section 9.2, Bayer shall indemnify, defend and hold harmless SentiSearch and its agents and employees, from and against any and all losses, liabilities, damages, costs, fees and expenses, including reasonable legal costs and attorneys’ fees (“Losses”) resulting from a Third Party claim, suit or action concerning and to the extent attributable to a Collaboration Compound or a Product, but excluding any Losses resulting from the gross negligence or intentionally wrongful act or omission of SentiSearch or its Collaborators or any of their employees or agents.

9.2           Indemnity Procedure.  In the event a Party is seeking indemnification under Section 9.1, the Party seeking indemnification shall inform Bayer in writing of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Bayer to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and, at the expense of Bayer, shall cooperate as reasonably requested in the defense of the claim. Each indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by Bayer if representation of the indemnified Party by the counsel retained by Bayer would be inappropriate due to actual or potential differing interests among the Parties. Bayer may not settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, that diminishes the rights or interests of an indemnified Party without the express written consent of such indemnified Party.

10.	Publications, Fund Announcement and Publicity

10.1           The Parties shall comply with the obligations and restrictions regarding publications related to the Project as set out in this Agreement (including in the Global Access Plan).

10.2           If any Party wishes to publicize by any means its participation in the Project it must follow the process for scrutiny of publications set out in Article 3 of the Global Access Plan.

10.3           Should either Party wish to make a press release or other public statement about the Agreement and/or the Project, it will obtain the prior written consent of the other Party to the content of such press release or other public statement, such consent not to be unreasonably withheld.

11.	Term of Agreement And Termination

11.1           Term.  This Agreement shall expire upon the latest of: (a) the end of the Project Term if no Collaboration Compound could be identified, (b) the expiration of all payment obligations of Bayer hereunder, and (c) the expiration of Bayer Patents covering a Collaboration Compound.  Section 6.1, Article 9 and Article 13 shall survive such expiration.

11.2           Termination by mutual agreement.  This Agreement may be terminated at any time subject to mutual agreement of both Parties in writing. Sections 5 and 6.1, Article 9 and Article 13 shall survive such termination.

11.3           Termination upon material breach.

(a)           If any Party believes that the other Party is in material breach of this Agreement, such Party (the “Non-Breaching Party”) shall give notice of such alleged breach to the other Party which it believes to be in material breach (the “Breaching Party”).  Such notice shall state with specificity the nature of the breach. If the Breaching Party either cures such breach within sixty (60) days of such notice or, if it is not possible to cure such breach within such sixty (60) day period, the Breaching Party commences diligent, good faith efforts to cure such breach during such sixty (60) day period and continues using such efforts for a prompt and successful cure of the breach, then the Non-Breaching Party shall have no further remedy except the right to recover money damages, if any, through Dispute Resolution pursuant to Section 13.1 and to protect its rights in Confidential Information and intellectual property, e.g. through judicial relief, provided, however, that the cure periods provided for herein shall not apply to payment breaches, the cure period for which shall be five (5) business days from the date such payment is due.

(b)           If the Breaching Party does not cure the alleged breach as provided in Section 11.3(a), the Non-Breaching Party shall have the right to commence Dispute Resolution pursuant to Section 13.1 to either (i) seek specific performance of this Agreement and/or recover money damages, if any, or (ii) to terminate this Agreement.  Sections 5 and 6.1, Article 9 and Article 13 shall survive such termination.

11.4           Termination upon bankruptcy.

(a)           Bayer may terminate this Agreement if, at any time, SentiSearch shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of SentiSearch or of its assets, or if SentiSearch proposes a written agreement of composition or extension of its debts, or if SentiSearch shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within forty-five (45) days after the filing thereof, or if SentiSearch shall propose or be a party to any dissolution or liquidation, or if SentiSearch shall make an assignment for the benefit of its creditors.

(b)           All rights and licenses granted under or pursuant to this Agreement by SentiSearch are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. SentiSearch agrees that Bayer, as licensee of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. SentiSearch further agrees that, in the event of the commencement of a bankruptcy proceeding by or against SentiSearch under the United States Bankruptcy Code, Bayer shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Bayer’ possession, shall be promptly delivered to it upon any such commencement of a bankruptcy proceeding upon Bayer’s written request therefor.

11.5           Termination Upon Change of Control Under Certain Circumstances.

Bayer may terminate this Agreement if, at any time, SentiSearch shall suffer or incur a Change of Control in favor of a Competitor, or shall enter into any agreement that, if consummated, would result in a Change of Control in favor of a Competitor. SentiSearch shall provide prompt notice of such event or agreement to Bayer, including the terms and conditions of the transaction causing a Change of Control in favor of a Competitor.  “Change of Control” shall mean any of the following transactions or series of transactions: (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which (i) a “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership or voting power of securities representing more than fifty percent (50%) of the outstanding voting securities of SentiSearch or otherwise obtains the ability to elect a majority of the board of directors or other managing authority of SentiSearch (by acquisition, contract or otherwise), which in any event shall be presumptively deemed to confer control over SentiSearch, or (ii) SentiSearch issues securities representing more than fifty percent (50%) of the outstanding voting securities of SentiSearch or the ability otherwise to elect a majority of the board of directors or other managing authority of SentiSearch, which in any event shall be presumptively deemed to confer control over SentiSearch; or (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets of SentiSearch that constitute or account for fifty percent (50%) or more of the consolidated net revenues, net income or assets of SentiSearch (including, without limitation, an exclusive license of all or substantially all of SentiSearch’s intellectual property rights). “Competitor” shall mean any Third Party that, together with its Affiliates, has product sales in the Field of Use.  Payment obligations by Bayer pursuant to Section 5.2(b) and/or (c) and Section 5.3 (a) and/or (b) based on Collaboration Compounds derived from compounds that underwent the Screening Assay prior to the date of termination of this Agreement under this Section 11.5 shall not be affected by such termination.

12.	Representations & Warranties

12.1           Representations and Warranties of SentiSearch.

(a)           SentiSearch is duly organized and validly existing and in good standing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)           SentiSearch is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

(c)           As of the Effective Date, SentiSearch does not have any contractual obligations to any Third Party that prevent it from (sub-)licensing to Bayer the rights under Article 7.

(d)           SentiSearch has the right to grant sub-licenses under licenses from Third Parties as set forth in Article 7(a).

12.2           Representations and Warranties of Bayer.

(a)           Bayer is duly organized, validly existing and in good standing under the laws of Germany and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)           Bayer is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

13.	Miscellaneous

13.1           Dispute Resolution.

(a)           In the event of any dispute between any of the Parties (collectively “Claim”) arising in connection with the Project or this Agreement, the applicable Parties shall use their best endeavors to promptly and amicably resolve such Claim in good faith. However if they are unable to do so through informal discussion and negotiation between the applicable Parties the Parties agree that such Claim shall be first submitted to a neutral third party mediator to be selected by mutual agreement by the applicable Parties.

(b)           If the applicable Parties cannot agree on a mediator within thirty (30) days of written request to do so by any Party, the mediation shall be conducted by a panel of mediators with each applicable Party selecting one third party mediator and the third party mediators collectively selecting one neutral mediator. Each applicable Party shall bear its own fees and costs incurred in the mediation including fees and costs of its mediator. Fees and costs of the neutral mediator shall be borne equally by the applicable Parties.

(c)           If the mediator(s) certify at any time that it appears unlikely that further mediation will resolve the dispute or if no binding resolution is reached within ninety (90) days after the dispute is first submitted to the mediator(s), then the matter shall be submitted to binding arbitration in New York City in accordance with the Rules of Arbitration of the International Chamber of Commerce.

13.2           Confidentiality.

(a)           For the term of this Agreement and thereafter until the information no longer constitutes Confidential Information, each Party shall not disclose (except (i) Bayer to a Bayer Affiliate and (ii) SentiSearch to a SentiSearch Affiliate) or permit the disclosure of any Confidential Information of the other Party, nor shall a Party use any Confidential Information for any purpose other than this Agreement.

(b)           Each Party shall ensure that any of its staff and officers, Affiliates, independent contractors, and licensees who have access to the Confidential Information are bound by a duty of confidentiality and properly informed of their obligations under this Agreement.

(c)           This Section 13.2 shall not apply in respect of any information which the receiving Party can prove:

(i)           to have been known (without being subject to any confidentiality obligations) to the receiving Party at the time of receipt, as evidenced by dated written records;

(ii)           was in the public domain or generally known to the public at the time of its disclosure to the receiving Party or which subsequently becomes part of the public domain in any manner other than by violation of the terms of this Agreement;

(iii)           is received from other sources without any breach of any obligations regarding the preservation of the confidentiality thereof;

(iv)           is confirmed in writing by the disclosing Party to not be subject to this Section 13.2;

(v)           to have been independently developed by the receiving Party; or

(vi)           is agreed to be published as provided hereunder.

(d)           Permitted Disclosures:  Each Party may use or disclose Confidential Information of the other Party to the extent such use or disclosure is reasonably necessary in complying with applicable governmental regulations, court orders, or otherwise submitting information to governmental authorities, or applying for regulatory approvals, provided that if a Party is required to make any such disclosure of another Party’s Confidential Information, it shall make commercially reasonable efforts to: (i) give prompt written notice to the disclosing Party of the proposed disclosure to the relevant governmental authority or court, and allow the disclosing Party reasonable time to object to all or any portion of the disclosure before it is disclosed; (ii) if advance notice is not possible, provide written notice of disclosure immediately thereafter; and (iii) to the extent possible, minimize the extent of such disclosure, it being understood that any information so disclosed shall otherwise remain subject to the limitations on use and disclosure hereunder.

(e)           Each Party shall return to each applicable other Party that other Party’s Confidential Information and any copies thereof promptly following receipt of a request to do so from that other Party in writing and in any case upon the expiry or termination of this Agreement and shall not retain any copies thereof other than solely for the purpose of performing its obligations under this Agreement and exercising the rights and licenses granted to it under this Agreement.

13.3           Limitation of Liability.  EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLE 13, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. For clarification, the foregoing sentence shall not be interpreted to limit or to expand the express rights specifically granted in the sections of this Agreement, including without limitation Article 8.

13.4           Entire Agreement; Amendment.  This Agreement, together with Annex 1, Annex 2, Annex 3 and Annex 4, sets forth the agreement among the Parties with respect to the specific subject matter hereof, and, except as otherwise set forth herein, supersedes and terminates all prior representations, agreements and understandings among the Parties regarding the subject matter hereof. No alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless in writing and signed by an authorized signatory of each Party.

13.5           Assignment.  No Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that (a) a Party may make such an assignment without the other Party’s consent to a successor to all or substantially all of the related business assets of such Party relating to this Agreement, whether by way of a merger, sale of stock, sale of assets or other similar transaction; and (b) Bayer may contract to Third Parties approved in writing by SentiSearch, such approval not to be unreasonably withheld, any of its marketing and sales rights with respect to Products, and such contracts shall not be considered assignment of rights and obligations as provided above.

13.6           Notices.  All notices, requests, consents and other communications hereunder to any party will be deemed to be sufficient if contained in a written instrument delivered in person, including delivery by recognized express courier, fees prepaid, or sent by facsimile transmission or duly sent by first class registered or certified mail, return receipt requested, postage prepaid, in each case addressed as set forth below, or to such other address as may hereinafter be designated in writing by the recipient to the sender pursuant to this Section 13.6. All such notices, requests, consents and other communications will be deemed to have been received in the case of personal delivery, including delivery by express courier, on the date of such delivery; in the case of facsimile transmission, on the date of transmission; and in the case of mailing, upon receipt after deposit in the respective post office, proper postage prepaid.

If to SentiSearch:	SentiSearch, Inc.
1217 South Flagler Drive, 3rd Floor West Palm Beach, Florida 33401 Attention: Mr. Joseph K. Pagano, Chief Executive Officer Facsimile: (561) 653-3286

with a copy to:	Blank Rome LLP
The Chrysler Building 405 Lexington Avenue New York, New York 10174 Attention: Robert J. Mittman Facsimile: (212) 885-5001

If to Bayer:	Bayer CropScience AG
Attn. Dr. Hans-Joerg Reif BCS-R-DIS-TC-MB Alfred-Nobel-Str. 50 40789 Monheim Germany Facsimile: +49 2173 38 3150

with a copy to:	(regarding scientific or technical issues)
Bayer CropScience AG Attn. Dr. Klaus Raming BCS-R-I-BI-PB Alfred-Nobel-Str. 50 40789 Monheim Germany Facsimile: +49 2173 38 2678
or

with a copy to:	(regarding legal issues)
Bayer CropScience AG Attn. Dr. Robert Krieg BCS-BPA-LP-PL Alfred-Nobel-Str. 50 40789 Monheim Germany Facsimile: +49 2173 38 2651

13.7           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provisions will be enforced to the maximum extent possible under applicable law and the remainder of such provision(s) will be excluded from this Agreement, and the balance of this Agreement will be interpreted as if such provision(s) or portion(s) thereof were so excluded and will continue to be enforceable in accordance with its terms.

13.8           Force Majeure Events.  Except as otherwise provided herein, no Party will be in breach of this Agreement, or liable to the other Party, for any loss, damage, detention, delay or failure of performance to the extent such loss, damage, detention, delay or failure is caused by a Force Majeure Event provided that the Party claiming excuse uses its commercially reasonable efforts to overcome the same. In the event of a Force Majeure Event, the obligations of the affected Party will be suspended as long as such Force Majeure Event continues.

13.9           Hardship.  If, during the period of this Agreement, performance of this Agreement should lead to unreasonable hardship for one Party taking the interests of the other Party into account, the Parties will endeavor to agree in good faith to amend this Agreement in view of such circumstance.

13.10    No Grant of Rights.  Except as specifically stated herein, no Party grants to any other Party hereto any rights or license to any intellectual property rights or other rights of the first Party.

13.11    Captions.  The captions to Sections of this Agreement have been inserted for identification and reference purposes only and will not be used to construe or interpret this Agreement.

13.12    Costs and Attorneys’ Fees.  If any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party will recover all of such party’s reasonable fees and costs of attorneys incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

13.13    Expenses.  Except as otherwise provided in this Agreement (a) all expenses incurred by a Party in connection with its obligations under this Agreement will be borne solely by such Party, and (b) each Party will be responsible for appointing its own employees, agents and representatives, who will be compensated by such Party.

13.14    Non-Waiver.  The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement will not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

13.15    Disclaimer of Agency.  This Agreement will not render any Party the legal representative or agent of another, nor will any Party have the right or authority to assume, create, or incur any third party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement or except as may be expressly agreed in advance in writing by the Party to be bound.

13.16    Binding Effect.  This Agreement will be binding on and inures to the benefit of each Party and its respective transferees, successors, assigns and legal representatives.

13.17    Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be an original and all of which will constitute together the same document.

13.18    Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of England, excluding its choice of law principles.

13.19    Internal Section References.  All references in this document to Sections are to Sections hereof except as otherwise indicated.

[REST OF PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, the Parties hereto have duly executed this Agreement as of the date first above written.

SentiSearch, Inc.		Bayer CropScience AG

By:	/s/ Joseph K. Pagano	By:	/s/ A. Klausener
Name:	Joseph K. Pagano	Name:	Dr. A. Klausener
Title:	Chief Executive Officer	Title:	Head of Research

		By:	/s/ R. Krieg 2010-08-30
		Name:	Dr. R. Krieg
		Title:	Head of PL Projects/Contracts Patents and Licensing

Annex 1

Project Plan

Identification and optimization of compounds to alter olfactory-driven behaviours of insect disease vectors

Rational and background

Malaria and methods to control it

Malaria, an infectious disease transmitted by female mosquitoes, is one of mankind’s most persistent and deadly foes. This disease affects more than 300 million people each year, resulting in more than one million deaths annually, predominantly of children under the age of five in sub-Saharan Africa. The disease is caused by protozoan parasites (Plasmodium falciparum, P. vivax, P. ovale and P. malariae) and is spread to humans by mosquitoes, primarily Anopheles gambiae. There is an urgent need to search for new vector control compounds, primarily because of the growing concern over resistance in mosquitoes to pyrethroids or DDT and the possible side effects of these compounds on non-target organisms.

Fighting malaria by behavior modification of the vector

This proposal is aimed at developing a new generation of behaviour modifying compounds for mosquitos that will reduce the transmission of malaria. Our approach is based on the concept that the cycle of malaria infection can be interrupted by disrupting the interaction between the insect vector and its human host. The mosquito relies primarily on its sense of smell to find humans by cuing in on the characteristic scent of human sweat and the carbon dioxide present in breath. The mosquito is potently attracted to the scent of humans and this behavior is a key to its transmission of malaria to humans through blood-feeding. Recent advances in molecular genetics have provided a wealth of information about the specific odorant receptor proteins that underlie this exquisitely sensitive olfactory behavior of mosquitoes. The insect olfactory system therefore affords an opportunity to affect mosquito host-seeking behavior, by blocking or confusing the mosquito’s sense of smell. By reducing the incidence of bites, we hope to have a direct effect on the spread of malaria.

The current arsenal of insect repellents

Today most insect repellents contain DEET (N,N-diethyl-m-toluamide, also known as N,N-diethyl-3-methylbenzamide) as an active ingredient. The mechanism of action of DEET is unknown, but it is thought to “confuse” or neutralize the sense of smell of mosquitoes when they approach a potential host. A newer repellent is picaridine (Bayrepel©) which has an improved toxicological profile as well as better cosmetic and user friendly characteristics. Currently available repellents are limited in their utility in the fight against malaria because they must be used at very high concentrations, must be applied to all exposed parts of the skin to be effective and must be reapplied every few hours. Because malaria mosquitoes typically bite at night, repellents with long-lasting efficacy are urgently needed.

1

Target-Based Discovery: rational design of new insect repellents

Historically, insect repellents have been discovered by “trial-and-error” in behavioural assays. A much more rapid and powerful approach than “trial-and-error” development is to employ a strategy of molecular target-based discovery analogous to that used in most modern drug development. Modern drug discovery carried out at large crop protection and pharmaceutical companies is based largely on the process of identifying key protein targets and then carrying out a high-throughput screen for small molecules that affect the function of these targets. Bayer CropScience as a research driven life-science company has a long history and is very successful not only in classical insecticide discovery and development but also in target based discovery approaches.

Scientific basis for the identification of insect confusents by a target driven drug discovery approach

In previous studies (Axel-Gates-Project) performed in the laboratories of Prof. Axel (Columbia University) and Prof. Vosshall (Rockefeller University), they have:

1.	Identified Drosophila Or83b as a central, essential, and non-redundant co-receptor for obtaining responses to all odorants tested.

2.	Developed an assay for high-throughput screening of insect olfactory receptors (OR receptor) agonists and antagonists.

These results put us in an excellent position to exploit Or83b as an insect specific target to screen the Bayer CropScience substance library for the discovery of novel mosquito repellents.

Target Product Profile:

Chemical control of mosquito behaviour to reduce malaria transmission

Once we identify compounds that modulate the insect olfactory receptors (OR) as agonists or antagonists, and these show efficacy both in laboratory and field studies with Anopheles mosquitoes, we envision bringing these compounds into eventual use as:

•	Novel repellents that remain effective for long periods of time, either as applied to insecticide-treated nets (ITNs) or as personal care items such as ankle/wrist bands

•	Lures in odour-baited trapping systems for “attract-and-kill” vector population control

•	Behavioural disruptants: insects coming into contact with the active substances lose their ability to detect host-odour cues.

•	Lures for monitoring populations of mosquitoes, an important factor in determining where and when disease and vector control treatments are required

•	Environmentally-sensitive sprays to block olfactory function and render mosquitoes unable to locate human hosts

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Essential Product Characteristics:

Our objective during the 2-year research plan is to demonstrate the feasibility of using rational discovery to identify new agents for olfactory-based control of insect disease vectors, such as second generation insect repellents, attractants, and confusants. Once this has been achieved, the emphasis will shift from the proof-of-principle to the identification of a field candidate in an effort to deliver the technology to the market. The new product will involve novel chemistry so that the approach can be fully patented.

Our ultimate goal is to bring to the developing world a new generation of mosquito behavioural modifying substances with these properties:

•	High efficacy at low doses—no requirement for topical application to the skin

•	Delivered in solid supports such as ITNs/bed nets and wrist or ankle bracelets that are easy to use and likely to have high local acceptance

•	Sustained, controlled release—long product lifetime

•	Safe for use by infants and toddlers

•	Effective in equatorial climates and effective against anopheline mosquitoes

•	Affordable—can realistically be used in the developing world

•	Potential further applications in agriculture

The product will have a cost of goods (COGs) and a cost of deployment that meets the requirements of the global access plan thereby making the product available in a suitable and affordable format for target populations in disease endemic countries.

Bayer CropScience as a high valued partner

The project shall capitalize on the following BCS expertises which will be provided by BCS at no cost to the project:

•	Insecticide discovery expertise including behaviour modifying compounds

•	State-of-the-art facilities

•	Compound library with proven track record (value is estimated at 21.2 m€)

•	Access to many years of cell based assay screening expertise

•	Excellent scientific environment

•	Testing capability in vector control

•	Patent and regulatory expertises

•	Industrialisation (both A.I.s and formulations) know-how

•	Insecticide development and marketing experience also including olfaction based haematophagus insect and crop pest products.

BCS proposes to integrate the project in its Crop Protection Insecticide Research efforts, for obvious cross-fertilization reasons and in order to: (a) realize synergies; (b) search for broadly active products covering both the charitable objective of malarial vector control in the Public Health field as well as the predominantly commercial aim for the control of agricultural pest arthropods and (c) address all IP and distribution rights by BCS “project agreement”.

BCS proposes that the Gates Foundation funds this project through the research phase until the milestone “Lead candidate identification” has been reached. Thereafter, BCS envisage a further development, registration and launching phase as outlined in the present Agreement.

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Project plan

As the starting point for the project, we will receive cell lines expressing insect odorant receptors in combination with the co-receptor Or83b from Prof. Axel / Prof. Vosshall. Insect ORs together with the co-receptor OR83b form an unspecific cation channel. As a consequence, activation of the receptor complex alters the membrane potential of the screening cell line which can be detected by appropriate methods e.g. Membrane Potential Assay Kits in combination with appropriate Fluorometric Imaging Plate Reader systems. BCS has already used this Membrane Potential Assay Kit very successfully in several previous HTS campaigns. The proposed working cycle (see below) will start with the screening of the BCS compound library and has been proven to be successful for the whole Life Science Industry:

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Annex 2

ASSAY GUIDELINES

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Annex 3

Global Access Plan

1.	Duration

The terms of this Global Access Plan shall remain binding throughout the duration of the Agreement or, if longer, for a period of 10 years after the first commercialisation of the Product.

2.	Supply Principles

The Parties agree that Bayer will supply the Product according to the principles of the Charitable Objectives and details set out below.

2.1.	Pricing

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2.2.	Geographical

The pricing policy set out above will not apply outside the Disease Endemic Countries, or in relation to sales of the Product for purposes other than control of vectors of human disease consistent with the Charitable Objectives.  Bayer will exert its commercially reasonable efforts to obtain country registrations and bid for appropriate tenders in Disease Endemic Countries in a timely manner.

2.3.	Volumes

The volumes of the Product that are to be made available to the Disease Endemic Countries will be sufficient to meet their national supply requirements as long as the lead-time remains commercially reasonable. In the event of restrictions of supply of Product or its raw materials required therefor which would affect Bayer’s ability to fulfill such requirements, Bayer will promptly notify the other parties of the same. The parties shall discuss in good faith about the ways to mitigate any possible supply issues to the Disease Endemic Countries.

3.	Dissemination agreement

3.1.	Publication

The Parties will publish the scientific and technological results of the work performed under this Project in order to make the information available to the wider vector control community, so as to disseminate the information in accordance with the Charitable Objectives and the Global Access Strategy, while preserving the need for prior protection of inventions (e.g. patent) before any publication is made. The mode of publication must be appropriate to effective and timely communication with that community (subject to any prior change to the publication to protect inventions), and the support of the FNIH should be acknowledged in any such publication.

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3.2.	Scrutiny before Publication

Prior to any publication or public disclosure of information generated within the Project the Party wishing to publish that information must obtain the written agreement of the other parties within that Project and the Project Management Team (bound by secrecy undertakings not less strict than those contained in the Agreement); such agreement shall not be unreasonably withheld. Either Party or the Project Management Team may object to the publication if, in their reasonable opinion, it would:

•	prevent or interfere with the effective protection of any intellectual property in this Project; or

•	damage or prevent the achievement of the Charitable Objectives or the Global Access Strategy; or

•	bring into disrepute the Parties.

The information to be published must be submitted for approval to the Project Management Team at least 21 days before it is placed in the public domain.

The Project Management Team must provide written approval or objection within the period of 21 days. Absence of an answer shall not be deemed an approval.

When publication is delayed to allow filing of patents the delay shall not extend beyond the filing of the relevant patent.

If anyone of the Project Management Team does not approve the publication within this time, release will be delayed and the Parties will meet to resolve the objections. If the Parties are unable to resolve the objection the persons designated as Top Managers of the respective Parties and the Project Management Team shall promptly discuss the matter to determine whether or not publication should continue, in a consensual way.

4.	Freedom to Operate.

4.1.
The Parties represent and warrant that, to the best of their knowledge, they may conduct the Project free from any intellectual property rights created by any third parties or that they have obtained appropriate licenses to any third party intellectual property rights that may be required to conduct the Project.

4.2.
The Parties represent and warrant that, to the best of their knowledge, their own intellectual property is free from any encumbrances that might restrict the conduct of the Project or prevent the supply of the Product in accordance with the supply principles in clause 2 or that might prevent or restrict it from being used for the Charitable Objectives and that they will not permit the creation of any such encumbrance.

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5.	Force majeure

Neither Party shall be liable for its delay in performing or failure to perform hereunder (other than to make payments of amounts due) as a result of any contingency beyond its reasonable control, including acts of God, droughts, fires, floods, wars, civil insurrection, general military obligation, sabotage, accidents, lockouts, labor disputes or shortages, any governmental laws, ordinances, rules, regulations, bans, action or inaction (whether valid or invalid, including but not limited to, priorities, requisitions, allocations and price adjustment restrictions), delay or inability to obtain supplies, labor, raw materials, energy, transportation, and any other similar contingency. The Party suffering the inability to perform shall notify the other Party of the existence of such delay within 20 days of the first day of such force majeure.

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Annex 4

Disease Endemic Countries

Africa

Angola, Benin, Burkina Faso, Burundi, Cameroon, Central African Republic, Chad, Comoros, Congo, Cote d’Ivoire, Democratic Republic of Congo, Djibouti, Equatorial Guinea, Eritrea, Ethiopia, Gabon, Gambia, Ghana, Guinea, Guinea-Bissau, Kenya, Lesotho, Liberia, Madagascar, Malawi, Mali, Mauritania, Mauritius, Mozambique, Namibia, Niger, Nigeria, Reunion, Rwanda, Senegal, Sierra Leone, Somalia, South Africa, Sudan, Swaziland, Tanzania, Togo, Uganda, Zambia, Zimbabwe

Americas and Caribbean

Anguilla, Antigua and Barbuda, Belize, Bolivia, Brazil, Columbia, Costa Rica, Cuba, Curacao, Dominica, Dominican Republic, Ecuador, El Salvador, French Guiana, Grenada, Guatemala, Guyana, Haiti, Honduras, Jamaica, Mexico, Nicaragua, Panama, Paraguay, Peru, St Kitts and Nevis, St Lucia, St Martin, St Vincent, Surinam, Trinidad and Tobago, Turks and Caicos Islands, Venezuela

Middle East

Afghanistan, Iraq, Azerbaijan, Armenia, Turkmenistan, Uzbekistan, Yemen, Turkey, Saudi Arabia, Iran, Oman, UAE

Asia

Bangladesh, Bhutan, Cambodia, Indonesia, Laos, Myanmar, Nepal, Pakistan, Philippines, Sri Lanka, Vietnam, China, India, Sri Lanka, Korea

Western Pacific and Micronesia

Cook Islands, French Polynesia, Fiji, Kiribati, Marshall Islands, Micronesia, Nauru, New Caledonia, Niue, Palau, Papua New Guinea, Samoa, Solomon Islands, Tokelau, Tonga, Tuvalu, Vanuatu

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